Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199239) on Form S-8 of Dave & Buster’s Entertainment, Inc. of our reports dated March 28, 2017, with respect to the consolidated balance sheets of Dave & Buster’s Entertainment, Inc. as of January 29, 2017 and January 31, 2016, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the fiscal years ended January 29, 2017, January 31, 2016, and February 1, 2015, and the effectiveness of internal control over financial reporting as of January 29, 2017, which reports appear in the January 29, 2017 annual report on Form 10-K of Dave & Buster’s Entertainment, Inc.

(signed) KPMG LLP

Dallas, Texas

March 28, 2017